Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Alkermes plc’s Transition Report on Form 10-KT for the nine months ended December 31, 2013.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
December 5, 2014